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                                                                  Exhibit 5.1

                          [Form of WSGR Opinion]


                                        June 10, 1998


Netcom Systems, Inc.
20550 Nordhoff Street
Chatsworth, California 91311

     RE: REGISTRATION STATEMENT ON FORM S-1

Gentlemen:

     We have examined the Registration Statement on Form S-1 to be filed by you with the Securities and Exchange Commission on or about June 10, 1998 (the "Registration Statement") in connection with the registration under the Securities and Exchange Act of 1933, as amended, of 14,260,000 shares of your Common Stock (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the plan of distribution set forth in the Registration Statement.

     It is our opinion that, when issued and sold in the manner described in the Registration Statement, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                       Very truly yours,

                                       WILSON, SONSINI, GOODRICH & ROSATI,
                                             Professional Corporation

                                       /s/ WILSON, SONSINI, GOODRICH & ROSATI